EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2014

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	2,022,072
Securities:	5,179
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	486,216
Premises and fixed assets:	9,698
Other real estate owned:	266
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	3,665
Other assets:	60,425
Total Assets:	2,587,521

LIABILITIES	Thousands of Dollars
Deposits	1,981,113
Federal funds purchased and securities sold under agreements to repurchase	122,000
Other borrowed money:	0
Other Liabilities:	58,228
Total Liabilities	2,161,341

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	385,244
Retained Earnings	40,477
Accumulated other comprehensive income	(541)
Total Equity Capital	426,180
Total Liabilities and Equity Capital	2,587,521